Exhibit 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
Bank of America Plaza
600 Peachtree Street NE, Suite 5200
Atlanta, Georgia 30308-2216
404.885.3000 telephone
troutmansanders.com
August 5, 2011
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
Ladies and Gentlemen:
     We have acted as counsel to BlueLinx Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable directly or upon the exercise of equity awards by participants in the Company’s 2006 Long-Term Equity Incentive Plan, as amended and restated (the “Plan”), as contemplated pursuant to and subject to the terms and conditions set forth in the Plan.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.
     Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in the manner contemplated by the Plan (including the maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable.
     The opinion set forth herein is limited to the Delaware General Corporation Law and the related provisions of the Delaware Constitution. We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as originally filed or as subsequently amended. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the

BlueLinx Holdings Inc.
August 5, 2011

rules and regulations of the Commission thereunder.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and may not be relied upon, furnished or quoted by you for any other purpose without our prior written consent.
Very truly yours,
/s/ Troutman Sanders LLP